EXHIBIT 3.3

CERTIFICATE OF AMENDMENT TO
THE ARTICLES OF INCORPORATION OF
FIRST EQUITY PROPERTIES, INC.

     FIRST EQUITY PROPERTIES, INC., a corporation organized and existing under and by virtue of the laws of the State of Nevada (the “Corporation”), pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes (the “NRS”), does hereby certify that:

     1.     The name of the Corporation is First Equity Properties, Inc.

     2.     The Articles of Incorporation have been amended as follows:

Pursuant to the requirements of NRS 78.2055, the members of the Board of Directors of the Corporation proposed and recommended to the stockholder a reverse split on a 1-for-10 basis of the shares of Common Stock, par value $0.01 per share, without any adjustment to the par value per share and without any reduction in the authorized number of shares of Common Stock at the same par value. The recommendation was submitted to the holder of 75% of the outstanding Common Stock which executed a written consent pursuant to NRS 78.320 adopting and approving the 1-for-10 reverse stock split of the shares of Common Stock without any change in the par value, and without any reduction in the authorized number of shares of Common Stock of the Corporation pursuant to the Articles of Incorporation. The 1-for-10 reverse stock split is to be effective on the first to occur of (i) the date of filing of this Certificate with the Secretary of State of Nevada or (ii) July 20, 2004. The following is added to Article Fourth of the Articles of Incorporation as new subpart E:

“E. Effective at the date this Certificate of Amendment to the Articles of Incorporation is filed with the Secretary of State of the State of Nevada (the “Effective Date”), each ten (10) shares of Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall be combined, reclassified and changed into one (1) share of the Corporation’s Common Stock, par value $0.01 per share (the “New Common Stock”), subject to the treatment of fractional share interest described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (whether one or more, the “Old Certificates”), shall be entitled to receive upon surrender of such Old Certificates to the Transfer Agent duly-appointed by the Corporation (the “Transfer Agent”), for cancellation, a certificate or certificates (whether one or more, the “New Certificates”) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable any additional certificates in lieu of fractional shares as provided below) pursuant to the provisions hereof. No certificates or script representing fractional share interest in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a single, whole share of New Common Stock on a “round-up” basis without regard to any price. It is intended that in lieu of any fractional share interest, the holder thereof would receive one share of New Common Stock, even in the instance where, by virtue of the 1-for-10 reverse stock split, the holder thereof would only be entitled to one-tenth of a fractional share, such one-tenth shall be and become equal to one whole share of New Common Stock. If any New Certificates are to be issued in a name other than that in which the Old Certificates surrendered for exchange or issue, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. All shares of New Common Stock to be issued in exchange for shares of Old Common Stock shall, upon such issuance, be deemed to have been duly-authorized and will be fully-paid, validly-issued and non-assessable.

     3.     The amendment to the Articles of Incorporation has been approved by stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation, and the amendment has been approved by the holder of at least 75% of the issued and outstanding shares of Common Stock of the Corporation.

     4.     The Effective Date of the filing is the date on which the Certificate of Amendment is filed with the Secretary of State of Nevada.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned authorized officer on the 8th day of July, 2004.

FIRST EQUITY PROPERTIES, INC.

By:	/s/ Louis J. Corna Louis J. Corna, Vice President and Treasurer